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                                                                    Exhibit 10.4



                             TOWN PAGES HOLDINGS PLC

Mr B J Charles
Mata-Rangi
Upper Froyle
Alton
Hampshire                                                   ______________, 1999


Dear  Mr Charles,

I am writing on behalf of the Company to confirm the terms of your appointment to the Board of Directors of Town Pages Holdings PLC ("the Company") as a director with responsibility for technology co-ordination.

You will be expected to devote such reasonable time as may be necessary to discharge your responsibilities to the Company (up to a maximum of one full day per week) including preparation for and attendance at all meetings of the Board of Directors.

You will also be required to attend all board meetings of the Company subject to the Company giving you at least 48 hours' prior notice, as well as every Annual General Meeting and Extraordinary General Meeting there may be. Your appointment will be subject to the Articles of Association of the Company as in force from time to time or the Companies Act 1985.

You will be expected to discharge your responsibilities conscientiously and to the best of your abilities and conforming in all respects and complying with the reasonable and lawful directions and regulations from time to time given or made by the Company and shall well and faithfully carry out the responsibilities of this Agreement.

Under the Articles you will have to retire in accordance with the rotation provisions and offer yourself for re-election. Subject to this your initial appointment commenced on the date hereof and will continue until terminated by 6 months' written notice from either side.

For the purposes of affording you a holiday, your services will not be required for an aggregate period of twenty-five working days in each year at such time or times as may be agreed between us and neither shall we require your services on public holidays.

During your appointment you may be asked to resign or be removed from your position as a Director upon the resolution of the Board in the following circumstances, namely, if:-

(i) you shall fail to comply with any of the provisions of this Agreement and shall fail to remedy the same within seven days of having been given written notice by the Company to so do; or

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(ii)     you shall be guilty of serious or persistent misconduct in connection with the performance of your obligations under this Agreement; or

(iii)    you have been convicted of any criminal offence; or

(iv) you have been unable by reason of illness or other incapacity to fulfil your obligations for an aggregate period of one hundred and eighty-two days in any one year; or

(v) you have suffered or taken any proceedings towards a bankruptcy order you shall have taken any formal steps towards entry into any compromise or arrangement with your creditors generally or with a majority in number or value of them; or

(vi) you have become of unsound mind or (while a patient within the meaning of the Mental Health Act 1983) shall have had an order made in respect of your property under Section 95 of that Act); or

(vii) you have been the subject of any disqualification order made under the provisions of the Company Directors Disqualification Act 1986; or

(viii)   you have ceased to be a director of the Company.

You will not be entitled to any compensation if you are removed or asked to resign as a director on any of the above grounds. You agree to resign your directorship immediately on the termination of your appointment.

You shall receive a fee for your services as director of the Company of L30,000 a year payable monthly in arrears and reviewable periodically by the Board with effect from 31 March 1999. The Board is aware that your responsibilities may occasionally involve a greater commitment of time than is contemplated in this letter, and accordingly you may be paid an additional sum as the Board considers appropriate in the circumstances.

Your appointment will not be pensionable.

You will be entitled to participate in any of the Company's share option schemes.

The Company will naturally reimburse you for any reasonable expenses you incur in performing your duties.

The Company will effect indemnity insurance for directors. The Company Secretary will supply details of the cover

You shall not during the continuance of your appointment or at any time after termination of your appointment for any reason use (except for the purposes of the Company) or disclose to any person or persons whatsoever (except the proper officers of the Company or under the authority of the Board) any confidential or secret information relating to the business or finances of the Company or any of its

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subsidiaries or any of the Company's customers which you may in the performance of your duties for the Company become possessed.


In the event that the initial public offering of the Company's shares on Nasdaq has not been concluded by 31st March 1999, this agreement shall cease to have effect.

This letter sets out the terms of your appointment in full and by countersigning it you confirm that you are accepting it not on the basis of any representations or warranties on our part, or subject to any conditions of your part.

To confirm your agreement to the terms of your appointment please sign the accompanying copy of this letter and return it to me.

Yours sincerely,



CHIEF EXECUTIVE OFFICER
For and on behalf of
TOWN PAGES HOLDINGS PLC


I hereby acknowledge receipt of the original of this letter and confirm my acceptance of the terms set out therein.


Dated: